UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ALERIS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Aleris International, Inc. scheduled to be held at the Embassy Suites, 3775 Park East Drive, Beachwood, Ohio, 44122 on May 19, 2005, at 10:00 A.M., Eastern Daylight Time.

At the meeting, you will be asked to elect three directors to serve until the 2008 Annual Meeting of Stockholders. Your Board of Directors has unanimously nominated these persons for election as directors. You are also being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005. Information concerning the director nominees and the proposal regarding our independent registered public accounting firm, as well as other important information, is contained in the accompanying Proxy Statement. Please take the time to read it carefully.

Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and we will be able to avoid the expense of further solicitation.

On behalf of Aleris’ Board of Directors and employees, thank you for your cooperation and continued support.

Sincerely,

Steven J. Demetriou

Chairman of the Board of Directors

and Chief Executive Officer

April 15, 2005

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2005

To the Stockholders of

Aleris International, Inc.

The 2005 Annual Meeting of Stockholders of Aleris International, Inc. will be held at the Embassy Suites, 3775 Park East Drive, Beachwood, Ohio, 44122 on May 19, 2005, at 10:00 A.M., Eastern Daylight Time. At the meeting, the stockholders will be asked to:

•	elect three Class III directors to hold office until the 2008 Annual Meeting of Stockholders;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005; and

•	transact any other business which properly may be brought before the meeting and any adjournment thereof.

Holders of record of our common stock at the close of business on March 31, 2005 are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders of record will be open to the examination of any stockholder at our headquarters at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 for a period of ten days before the meeting. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To vote your proxy by telephone or electronically via the internet, see the instructions on the proxy card and have the proxy card available when you call or access the internet website. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the meeting, and if you are present at the meeting, you may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and invited guests of Aleris International, Inc.

This Notice, the accompanying Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors of Aleris International, Inc.

Christopher R. Clegg

Senior Vice President, General Counsel

and Secretary

Beachwood, Ohio

April 15, 2005

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2005

The Board of Directors of Aleris International, Inc. (“Aleris” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held at the Embassy Suites, 3775 Park East Drive, Beachwood, Ohio, 44122 on May 19, 2005 and at any adjournment of the meeting. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 15, 2005.

This proxy solicitation is intended to give stockholders the opportunity to vote on the matters set forth in the accompanying Notice of Annual Meeting. The proxy permits stockholders to withhold voting for any or all of the nominees for election to our Board of Directors and to abstain from voting on any other specified proposal if they choose.

All holders of record of shares of our common stock at the close of business on March 31, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, we had outstanding 30,646,792 shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. The presence, in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, so long as there is a quorum, is required for the election of directors. Approval of any other proposal described in this Proxy Statement requires the affirmative vote of a majority of the votes cast by the stockholders represented at the Annual Meeting, assuming a quorum is present.

With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Under current rules of the New York Stock Exchange (NYSE), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors and the proposal to ratify the appointment of the independent registered public accounting firm. Under Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the proposal to ratify the appointment of the independent registered public accounting firm.

A stockholder has the unconditional right to revoke his or her proxy at any time before it is voted. Any proxy given may be revoked either by a written notice signed and delivered to the Secretary of Aleris before the proxy is exercised, by signing another proxy or by voting in person at the meeting (although simply attending the Annual Meeting without either signing a ballot or signing another proxy at the meeting will not revoke a proxy). Where a stockholder’s signed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the shares will be voted:

•	FOR the nominees for director identified in this Proxy Statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.

i

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended Certificate of Incorporation provides that the number of directors that constitute the entire Board of Directors shall be fixed from time to time exclusively by the Board of Directors (but cannot be less than three) and that the directors will be divided into three classes as nearly equal in number as possible. The term of office of the Class III Directors expires at this year’s Annual Meeting of Stockholders. The term of office of the Class II Directors expires at the 2006 Annual Meeting of Stockholders and the term of office of the Class I Directors expires at the 2007 Annual Meeting of Stockholders. Aleris’ bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. The enclosed proxy card allows you to:

•	vote FOR the election of the nominees listed below;

•	withhold authority to vote for one or more of the nominees; or

•	withhold authority to vote for all of the nominees.

The Board recommends that you vote FOR all of the nominees. Unless you give contrary instructions in your proxy, your proxy will be voted FOR the election of all of the nominees. If any nominee should become unable or unwilling to accept nomination or election, the person(s) acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe, however, that any of the nominees will be unable or unwilling to serve, if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Annual Meeting; however, in connection with the merger transaction of Commonwealth Industries, Inc. (Commonwealth) with Aleris in 2004 and pursuant to the terms of the related merger agreement between the parties, Aleris’ bylaws were amended to address certain aspects of the composition of the Board of Directors and committees of the Board. Specifically, the amendment to the bylaws provides that until the second anniversary of the date of the merger (December 9, 2006), the Board of Directors of Aleris will be composed of a Chairman of the Board and an equal number of directors from each of the boards of the two companies, or “continuing directors”. The amendment further provides that, until December 9, 2006, any action of our Board of Directors to nominate for election any person or persons as a director of Aleris at any annual or special meeting, or by written consent, of the stockholders of Aleris who is not a continuing director requires the affirmative vote of at least 66 2/3% of the directors then in office. In addition, until December 9, 2006, any amendment or modification by the Board of Directors of the Charter of our Nominating and Governance Committee requires the affirmative vote of at least 66 2/3% of the directors then in office. See “—Meetings and Committees of the Board of Directors.”

There are no family relationships among any of the directors or executive officers of Aleris.

Directors and Nominees for Election to the Board of Directors

Class III Directors Nominees

Name	Age
John E. Grimes	64
Larry E. Kittelberger	56
Hugh G. Robinson	72

John E. Grimes – John E. Grimes has served as a director since 2001. Mr. Grimes retired in July 2000 from his position as President and General Manager of the Dallas/Fort Worth subsidiary of Enterprise Rent A Car, a national rental car company for which he served in various positions since 1971.

Larry E. Kittelberger – Larry E. Kittelberger has served as a director since the merger with Commonwealth in December 2004. He had previously served as a director of Commonwealth from 2000 until the merger. Mr. Kittelberger has been Senior Vice President, Administration and Chief Information Officer of Honeywell International Inc. since 2001. He served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc. from 1999 to 2001 and for Allied Signal, Inc. from 1995 to 1999. From 1970 to 1995, Mr. Kittelberger held a number of positions with Tenneco, Inc. He is a Director of Arbitron, Inc., and a member of the Audit Committee, Chair of the Technology Strategy Committee and a member of the Nominating and Board Governance Committee of that company. He also serves on the Advisory Boards of AT&T Corp., International Business Machines Corporation and the School of Information Sciences and Technology at Pennsylvania State University.

Hugh G. Robinson – Hugh G. Robinson has served as a director since 1999. Mr. Robinson is currently Chairman and Chief Executive Officer of Granville Construction, Inc., a construction management firm located in Dallas, Texas. He served from 1989 through 2002 as Chairman and Chief Executive Officer of The Tetra Group, Inc., a construction management firm located in Dallas. Prior to then, Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of the Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas. Mr. Robinson served as an officer in the United States Army, retiring with the rank of Major General. He is currently a member of the Board of Directors of Carmax, Inc. and a member of the Advisory Board of TXU Corp.

Directors Continuing in Office

Class I Director; Present Term Expires 2007

Name	Age
John E. Balkcom	57
Steven J. Demetriou	46
Paul E. Lego	74

John E. Balkcom – John E. Balkcom has served as a director since December 2003, and served as our Chairman of the Board from April 2004 until the merger with Commonwealth in December 2004. He is currently an adjunct lecturer at Northwestern University and a management consultant. Mr. Balkcom previously served as the President of St. John’s College in Santa Fe, New Mexico from November 2000 through August 2003. Before then, he was a principal of Sibson & Company, a human capital management consulting firm in Chicago, Illinois, from October 1988 through August 2000.

Steven J. Demetriou – Steven J. Demetriou became Chairman of the Board and Chief Executive Officer of Aleris following the merger of Commonwealth in December 2004. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of Noveon, Inc., which is a leading global producer of advanced specialty chemicals for consumer and industrial applications from 2001 until June 2004. Prior to that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc., a leading producer and distributor of crop nutrients and animal feed ingredients to the domestic and international agricultural communities, and President of IMC Crop Nutrients. Mr. Demetriou also served in a number of leadership positions with Cytec Industries Inc., a specialty chemicals and materials company, from 1997 to 1999. From 1981 to 1997, he held various positions with Exxon Corporation.

Paul E. Lego – Paul E. Lego has served as a director since the merger with Commonwealth in December 2004. He was previously the Non-Executive Chairman of the Board of Directors of Commonwealth from 1995 until completion of the merger. He is currently President of Intelligent Enterprises, a private consulting firm. From 1990 until his retirement in 1993, Mr. Lego was Chairman of the Board of Directors and Chief Executive Officer of Westinghouse Electric Corporation. He is a Director, Chairman of the Finance Committee and member of the Compensation Committee of Lincoln Electric Holdings, Inc. Mr. Lego is an Emeritus Trustee of the University of Pittsburgh and a member of the American Society of Corporate Executives.

Class II Directors; Present Term Expires in 2006

Name	Age
C. Frederick Fetterolf	76
Dale V. Kesler	66
John E. Merow	75

C. Frederick Fetterolf – C. Frederick Fetterolf has served as a director since the merger with Commonwealth in December 2004. He had previously served as a director of Commonwealth from 1997 until completion of the merger. Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America, Inc. (Alcoa) from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. He is a former Director of Allegheny Technologies, Inc. and a former member of its Compensation Committee and Technology Committee, having retired from such service in 2004. He formerly served as Chair of the Audit Committee for Mellon Bank, NA, Chair of the Audit Committee of Praxair, Inc. and a member of the Audit Committee of Union Carbide Corp.

Dale V. Kesler – Dale V. Kesler has served as a director since 2002. Mr. Kesler retired in 1995 as a partner of the professional accounting firm Arthur Andersen LLP. He served as that firm’s Dallas office accounting and audit division head from 1973 through 1982 and as the managing partner of the Dallas office from 1983 through 1994. Mr. Kesler also serves as a director of Elcor Corp., Triad Hospitals, Inc. and CellStar Corp.

John E. Merow – John E. Merow has served as a director since the merger with Commonwealth in December 2004. He had previously served as a director of Commonwealth from 1995 until completion of the merger. He is currently a Senior Partner with the law firm of Sullivan & Cromwell, LLP. Mr. Merow was a Partner in Sullivan & Cromwell LLP from 1965 through 1996, and Chairman and Senior Partner from 1987-1994. Mr. Merow is a Director of each of the investment companies (23) in the Seligman Group Investment Companies and a member of their Audit Committees and the Board Operations Committees. He is also an Executive Committee member and Secretary of the United States Council for International Business, a Trustee of New York-Presbyterian Hospital and Vice Chairman of New York-Presbyterian Healthcare System, Inc.

Meetings and Committees of Board of Directors.

In 2004, the Board of Directors held a total of 37 meetings. Each current director attended more than 75% of all meetings of the Board of Directors and the Committees on which he served during 2004.

Since 2003, we have amended or adopted new charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee to implement the rules and standards under the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission (SEC) and the NYSE’s corporate governance listing standards. You may access our committee charters, our corporate governance guidelines, our code of business conduct and ethics and our code of ethics for chief executive officer and senior financial officers in the “Investor—Corporate Governance” section of our website, which can be found at http://www.aleris.com, or by writing to us at Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392, Attention: Secretary.

Under NYSE corporate governance listing standards, our non-management directors meet at regularly scheduled and specially called executive sessions without management being present. All executive session meetings of the non-management directors are presided over by a lead director, currently Mr. Kesler. Stockholders and other interested parties may communicate with the Board and our non-management directors by sending an email to directors@aleris.com or by writing to Board of Directors, c/o Aleris International, Inc., Secretary, 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392. Inquiries will be reviewed by our Secretary and if they are relevant to, and consistent with, our operations, policies and philosophies, they will be forwarded to our non-management directors.

We do not require our Board members to attend our annual stockholders meeting. All of our directors attended our annual stockholders meeting in 2004.

Our Board has determined that, except for Mr. Demetriou, who is an executive officer and employee of Aleris, each of our current directors has no material relationship with Aleris (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aleris) and is independent within the meaning of the NYSE’s director independence standards as they are currently in effect.

The Board of Directors has established as its standing committees an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Health, Safety & Environmental Committee. In addition, the Board establishes temporary special committees on an as-needed basis. In connection with the merger of Commonwealth with Aleris in December 2004, and pursuant to the terms of the related merger agreement between the parties, Aleris’ bylaws were amended to address certain aspects of the composition of the Board of Directors and committees of the Board. The bylaws now provide that, until December 9, 2006, committees of the Board of Directors will be composed of an equal number of continuing directors from each of the two companies.

The Audit Committee is appointed by the Board to assist the Board in monitoring (i) the integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independence and performance of our independent registered public accounting firm and (iv) the performance of the Company’s internal audit function. In addition, the Audit Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. A copy of the Charter of the Audit Committee is available on the “Investor—Corporate Governance” webpage at http://www.aleris.com. The Audit Committee members are Messrs. Fetterolf (Chair), Balkcom, Kesler and Merow. The Board of Directors has confirmed that each of the Audit Committee members is “independent” within the meaning of applicable securities laws and the NYSE’s corporate governance listing standards. In accordance with the rules adopted under section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors identified Mr. Kesler as the Audit Committee financial expert. The Audit Committee met 24 times in 2004.

The Compensation Committee reviews and approves all salary and other remuneration for our officers. The Compensation Committee is also responsible for the administration of the Company’s stock option and other stock-based plans, and management succession planning (other than the chief executive officer). A copy of the Compensation Committee Charter is available on the “Investor—Corporate Governance” webpage at http://www.aleris.com. The members of the Compensation Committee are Messrs. Balkcom (Chair), Lego, Kittelberger and Robinson, each of whom is considered to be independent under the NYSE corporate governance listing standards. During 2004, the Compensation Committee met 10 times.

The Nominating and Governance Committee advises the Board of Directors on matters relating to Board governance, Board and Committee membership and succession (including the chief executive officer). The Nominating and Governance Committee will consider recommendations for nominees for director submitted by stockholders. To request that the Nominating and Governance Committee consider recommendations for nominees, stockholders should submit their recommendations in writing to the Nominating and Governance Committee, c/o Secretary of Aleris, at our principal executive offices. Generally speaking, nominees for election to our Board should have professional and personal ethics and values consistent with our values and standards. They should have experience at the policy-making level in business, government, education, technology or public interest. They should have sufficient time available to carry out their duties and to provide insight and practical wisdom based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Finally, each director must represent the interests of all stockholders.

The qualifications and specific qualities and skills required for directors are set forth in our Nominating and Governance Committee Charter. Until December 9, 2006, any amendment or modification by the Board of

Directors of the Charter of the Nominating and Governance Committee requires the affirmative vote of at least 66 2/3% of the directors then in office. In addition to considering candidates suggested by stockholders, the Nominating and Governance Committee considers potential candidates recommended by current directors, officers, employees and others. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee’s initial review is typically based on written materials provided with respect to the potential candidate. The Committee determines whether the candidate meets our Company’s qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Our bylaws also permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. See “2006 Annual Meeting.”

A copy of the Charter of the Nominating and Governance Committee is available on the “Investor—Corporate Governance” webpage at http://www.aleris.com. The members of the Nominating and Governance Committee are Messrs. Grimes (Chair), Lego, Kittelberger and Robinson, each of whom is considered to be independent under the NYSE corporate governance listing standards. The Board of Directors has confirmed that each of the Nominating and Governance Committee members is “independent” within the meaning of applicable securities laws and the NYSE’s corporate governance listing standards. The Nominating and Governance Committee met two times in 2004.

The Health, Safety & Environmental Committee was established for the purposes of providing oversight and reviewing, reporting on and making recommendations to the Board regarding the Company’s policies concerning environmental, health and safety matters affecting the Company. The members of the Health, Safety & Environmental Committee are Messrs. Merow (Chair), Fetterolf, Grimes and Kesler.

Directors’ Compensation

The 1996 Annual Incentive Program provides that an annual retainer for non-management directors will be fixed by the Board for each year. For 2004, the annual retainer amount was $24,000. During 2005, we will pay our non-employee directors retainers and fees as follows:

Annual retainer for non-employee directors	$40,000
Annual retainer for chairman of Audit Committee	$10,000
Annual retainer for chairman of Compensation Committee	$8,000
Annual retainer for chairman of Nominating and Governance Committee	$5,000
Annual retainer for chairman of Health, Safety & Environmental Committee	$5,000
Annual retainer for lead director	$5,000
Attendance fee per board of directors or committee meeting attended in person	$1,500
Attendance fee per board of directors or committee meeting attended by conference telephone	$1,000

The annual retainer for non-employee directors is payable in quarterly installments. A portion of the annual retainer will be paid in cash and a portion will paid in common stock of the Company. Payments will be made quarterly in advance on the first trading day of each calendar quarter. Each non-employee director may elect to receive either 25% or 50% of his total retainer amount in shares of common stock. The number of shares will be determined by dividing the retainer dollar amount by the closing price per share of Aleris common stock on the first trading day of the applicable calendar quarter. The remaining amount of the retainer (either 75% or 50%) shall be paid in cash on the first business day of each calendar quarter.

The retainer for the chairmen of the Board committees and the lead director is paid in cash in four quarterly installments, paid in advance on the first trading day of each calendar quarter.

Each of the non-management directors is also entitled to receive on an annual basis a grant of shares of restricted stock under the terms of the Aleris International, Inc. 2004 Equity Incentive Plan, having a value equal to $35,000. The number of shares will be determined by dividing $35,000 by the closing price per share of Aleris common stock on the first trading day of the applicable calendar year (except that, in the case of 2005, this amount was determined as of February 23, 2005). The shares of restricted stock vest entirely on the third anniversary of the date of grant, or at such earlier time as the director is no longer a member of the Board.

The Compensation Committee granted to Messrs. Balkcom, Grimes, Kesler and Robinson stock options under the 1996 Annual Incentive Plan on the date of the 2004 annual stockholders meeting, having an exercise price per share equal to the closing price per share on the NYSE on that day. The options vested in full six months after the date of the grant. No options were granted to Messrs. Fetterolf, Kittelberger, Lego or Merow. Beginning in 2005, options will no longer be a part of the directors’ compensation package.

Mr. Balkcom also received a grant of options for up to 25,000 shares in May 2004 and $75,000, for his service in 2004 as Chairman of the Board of Directors. Also, from April 2004 to the merger completion date, Mr. Balkcom was paid for his services as Chairman of the Board, $1,000 for each day on which he was required to travel to the Irving, Texas headquarters office and there was no Board or Committee meeting on that day.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved the engagement of the firm of Ernst & Young LLP as the independent registered public accounting firm for our Company and its subsidiaries for fiscal year 2005, and directed that this engagement be submitted to the stockholders of Aleris for ratification. In recommending ratification by the stockholders of the engagement, the Board of Directors is acting on the recommendation of the Audit Committee, which has satisfied itself as to the firm’s professional competence and standing. Although ratification by stockholders of the engagement of Ernst & Young LLP is not required by Delaware corporate law or Aleris’ certificate of incorporation or bylaws, the Board of Directors believes that a decision of this nature should be made with the consideration of Aleris’ stockholders. If stockholder ratification is not received, the Board of Directors and management will reconsider the engagement.

One or more representatives of Ernst & Young LLP are expected to be present at the 2005 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm. A majority of the votes cast are required to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

For information on the fees and services of Ernst & Young LLP during 2004, see “Independent Registered Public Accounting Firm Fees and Services” elsewhere in this Proxy Statement.

VOTING AND PRINCIPAL STOCKHOLDERS

At March 15, 2005, there were outstanding 30,150,194 shares of common stock which were held of record by 409 stockholders. Holders of common stock have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

The following table sets forth certain information as of March 15, 2005, with regard to the beneficial ownership of common stock by (i) all persons known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each director and nominee for director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of SEC Regulation S-K; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner(1)	Number Of Shares	Shares Underlying Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class
Brahman Capital Corp.(2) 350 Madison Avenue New York, New York 10017	2,044,200	—	2,044,200	6.8%

Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,812,713	—	1,812,713	6.0

S.A.C. Capital Advisors LLC and Steven A. Cohen(4) 72 Cummings Point Road Stamford, Connecticut 06902	1,731,000	—	1,731,000	5.7

Don V. Ingram(5) 2200 Ross Ave., Suite 4500-E L.B. 170 Dallas, Texas 75201	1,525,435	—	1,525,435	5.1
Steven J. Demetriou	159,348	16,300	175,648	*
John E. Balkcom	8,439	37,000	45,439	*
C. Frederick Fetterolf	16,596	32,192	48,788	*
John E. Grimes	7,724	20,000	27,724	*
Dale V. Kesler	5,361	16,000	21,361	*
Larry E. Kittelberger	12,398	28,525	40,923	*
Paul E. Lego	14,966	38,710	53,676	*
John E. Merow	27,865	33,822	61,687	*
Hugh G. Robinson	4,198	17,148	21,346	*
Michael D. Friday	53,250	-0-	53,250	*
John J. Wasz(6)	80,977	133,038	214,015	*
Barry K. Hamilton	40,400	35,500	75,900	*
Robert R. Holian	18,300	56,366	74,666	*
Richard L. Kerr	144,363	105,500	249,863	*
Paul V. Dufour	311,795	105,500	417,295	1.3
Joseph M. Byers	7,800	5,000	12,800	*

All Executive Officers and Directors as a group (15 persons, including current executive officers and directors)	488,372	434,101	922,473	3.0

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Includes shares of common stock held by wives and minor children of such persons and corporations in which those persons hold a controlling interest.

(2)	Based solely on information reported in a Schedule 13G filed by Brahman Capital Corp, Brahman Management LLC, Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik, filed with the SEC on March 23, 2005.

(3)	Based solely on information reported in a Schedule 13G/A, filed by Dimensional Fund Advisors Inc., filed with the SEC on February 9, 2005.

(4)	Based solely on information reported in a Schedule 13G, filed with the SEC by S.A.C. Capital Advisors, LLC, on February 23, 2005; consists of shares beneficially owned by the following entities, all of which are directly or indirectly controlled by Mr. Cohen and with which he shares voting and investment power: (a) 1,041,200 shares beneficially owned by S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC, which include 1,037,900 shares beneficially owned by S.A.C. Capital Associates, LLC, and 3,300 shares beneficially owned by S.A.C. MultiQuant Fund, LLC; (b) 439,800 shares beneficially owned by CR Intrinsic Investors, LLC, and CR Intrinsic Investments, LLC; and (c) 250,000 shares beneficially owned by Sigma Capital Management, LLC, and Sigma Capital Associates, LLC.

(5)	Based solely on information reported in a Schedule 13D/A, filed by Mr. Ingram on November 16, 2004; includes 48,766 shares owned by Mr. Ingram’s wife and trusts for which Mr. Ingram is trustee or co-trustee.

(6)	Number of shares owned include Mr. Wasz’ shares in Commonwealth Industries, Inc. 401(k) plan.

EXECUTIVE OFFICERS

Set forth below is the name, age and position, followed by a brief description of the business experience during at least the past five years, for each of the executive officers of Aleris.

Name	Age	Position
Steven J. Demetriou	46	Chairman of the Board and Chief Executive Officer
Michael D. Friday	53	Executive Vice President and Chief Financial Officer
John J. Wasz	44	Executive Vice President and President—Aleris Rolled Products
Christopher R. Clegg	47	Senior Vice President, General Counsel and Secretary
Robert R. Holian	52	Senior Vice President and Controller
Sean M. Stack	38	Senior Vice President, Treasurer and Corporate Development

For a description of Mr. Demetriou’s business experience, see “Election of Directors – Directors Continuing in Office.”

Michael D. Friday – Michael D. Friday has served as Executive Vice President and Chief Financial Officer of Aleris since the merger with Commonwealth in December 2004. Prior to that time, Mr. Friday served as Executive Vice President and Chief Financial Officer of Commonwealth. Prior to joining Commonwealth in June 2004, Mr. Friday served as Executive Vice President and Chief Financial Officer of Noveon, Inc. from 2001 to 2004. From 1997 to 2001, Mr. Friday served as Vice President—Finance, Business Development and Information Technology at BFGoodrich Performance Materials. From 1994 to 1997, Mr. Friday was Vice President of Finance for The Little Tikes Company, a unit of Rubbermaid, Inc. Mr. Friday began his career with the General Electric Company in 1974, where he served in a variety of increasingly responsible financial management capacities.

John J. Wasz – John J. Wasz has served as Executive Vice President and as President of Aleris’ Rolled Products business since the merger. Prior to that time, from 2000, he served as Executive Vice President and President of Alflex (a former subsidiary of Commonwealth), and prior to that Mr. Wasz held the position of Vice President of Alflex Operations. Additionally, Mr. Wasz served in several other capacities within the Commonwealth aluminum division, including Vice President of Materials; Vice President of Marketing and Sales; Distribution Marketing Manager; and Regional Manager.

Christopher R. Clegg – Christopher R. Clegg has served as Senior Vice President, General Counsel and Secretary of Aleris since the merger. Prior to that time, Mr. Clegg was Vice President, General Counsel and Secretary of Commonwealth. Before joining Commonwealth in June 2004, he had served as Senior Vice President, General Counsel and Secretary of Noveon, Inc. since March 2001. Mr. Clegg had served as Vice President-Legal for the Performance Materials Segment of BF Goodrich Company since 1999. Before assuming that position, Mr. Clegg served as Senior Corporate Counsel for Goodrich Aerospace since May 1991. Prior to joining Goodrich, Mr. Clegg was a corporate lawyer in private practice with the law firms of Squire, Sanders & Dempsey in Cleveland, Ohio and Perkins Coie in Seattle, Washington.

Robert R. Holian – Robert R. Holian has served as Senior Vice President and Controller of Aleris since 1999. He joined the Company in May 1990 as director of financial analysis and planning. He was named Controller in 1992, and became a Vice President in 1994. Prior to joining Aleris, Mr. Holian held various financial positions at Maxus Energy Corp. and Diamond Shamrock Corporation.

Sean M. Stack – Sean M. Stack has served as Senior Vice President, Treasurer and Corporate Development of Aleris since the merger. Prior to that time Mr. Stack was Vice President and Treasurer of Commonwealth. Prior to joining Commonwealth in June 2004, he had served as Vice President and Treasurer of Noveon Inc., beginning in March 2001. Prior to joining Noveon, Mr. Stack served as Vice President and Treasurer for Specialty Foods Corporation from May 1996 to December 2000. Specialty Foods filed for bankruptcy in September 2000 and emerged from bankruptcy in December 2000. Mr. Stack joined Specialty Foods as Assistant Treasurer in 1996. Prior to that he was a Vice President at ABN AMRO Bank in commercial and investment banking.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee of the Board of Directors of Aleris (the “Committee”) comprises four outside directors who are neither current nor former employees of Aleris. The Committee has furnished the following report on executive compensation. The report documents the components of Aleris’ executive officer compensation programs, and describes the compensation philosophy on which 2004 compensation determinations were made by the Committee with respect to the executive officers of Aleris, including the Chief Executive Officer and the other executive officers that are named in the Summary Compensation Table contained in this Proxy Statement.

Compensation Philosophy and Overall Objectives of Executive Compensation Programs

It is Aleris’ philosophy that executive compensation should be directly linked to improvements in corporate performance and the creation of long-term stockholder value. The Committee has adopted the following objectives as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables Aleris to attract and retain key executives,

•	Ensure that all pay programs are aligned with Aleris’ annual and long-term business objectives and strategy, and

•	Provide variable compensation opportunities that are directly linked with the performance of Aleris.

In 2004, as in prior years, the Committee engaged an independent compensation consultant to assist the Committee in its deliberations in determining 2004 compensation awards. During 2004, Aleris’ executive compensation program consisted of three components: (1) base salary, (2) an annual incentive award based on overall company performance and business unit performance, and (3) a long-term performance incentive award which is intended to support the achievement of superior results over time and to align executive officer and stockholder interests. The Committee has the discretion to adjust or modify the final awards of the second and third components of the executive compensation program.

Cash Compensation

Cash compensation components include base salary and Aleris’ annual incentive compensation plan cash awards. The base salary for each of the executive officers is determined by an evaluation of the position responsibilities, and by comparison to the 50th percentile of salaries paid in the competitive market in which Aleris competes for comparable executive ability and experience. Annually, the performance of each executive officer is reviewed by the Committee and, in the case of the other officers, by the Chief Executive Officer, taking into account Aleris’ operating and financial results for that year, the contribution of each executive officer to these results, the achievement of goals established for each executive officer at the beginning of each year and competitive salary levels for persons in those positions in the markets in which Aleris competes. To assist in its deliberations, the Committee is advised by an independent compensation consultant in compiling comparable salary and incentive compensation information for a number of representative companies. Following its review of the performance of the executives, the Committee reports their recommendations for salaries and incentive awards to the Board of Directors.

In 2004, Aleris adopted the Aleris International, Inc. 2004 Annual Incentive Compensation Plan (the “Incentive Plan”). The Committee believes that the Incentive Plan should be the principal short-term incentive plan for providing cash bonus opportunities for Aleris’ executives, contingent upon profitability of operating results.

Cash bonus awards for 2004 were made to executive officers in accordance with the then-existing incentive compensation plans of each of Aleris and Commonwealth. In December 2004, the Committee approved new metrics applicable to the payment of cash bonuses for 2005 under the Incentive Plan. The metrics include EBITDA, reduction of working capital and certain performance goals. The Committee will continue to review and modify the performance goals for the Incentive Plan as necessary in order to make overall Aleris objectives and expectations compatible with the Plan’s objectives of reasonableness, achievability and consistency.

Long Term Incentives

The Committee believes that it is important to align the interests of Aleris’ executive officers and other key management personnel responsible for the growth of Aleris with the interests of Aleris’ stockholders. The Committee believes that this is best accomplished through the provision of stock-based and cash-based long-term incentives that align themselves to enhancing Aleris’ value. In 2000 Aleris adopted a performance share unit plan, under which annual grants of performance share units have been made to Aleris executives since that time. However, no performance goal criteria have yet been achieved under this plan. A total of 61,750 performance share units were awarded to certain executive officers of Aleris in February 2004, having a three-year performance period ending December 31, 2007. It is not expected that there will be further grants of performance share units under this plan during 2005 or thereafter. In 2004 the Board of Directors adopted, and the stockholders approved, the Aleris International, Inc. 2004 Equity Incentive Plan (the “Equity Plan”). The Equity Plan, along with other existing Aleris equity compensation plans, grants the Committee authority to make awards of equity-based incentives in order to attract and retain key employees for the company. In December 2004, a total of 97,900 shares of restricted stock and stock options to purchase up to 489,200 shares of common stock were granted under the Equity Plan and other equity compensation plans, to executive officers of Aleris who are listed in the Summary Compensation Table of this Proxy Statement. Of the restricted stock awards made at that time, one-half were three-year cliff-vesting time-based grants and the other half were five-year cliff-vesting grants for which vesting would be accelerated after three years if certain performance criteria were met. The performance criteria for acceleration of vesting of these latter grants were based on the Company’s achievement of either a prescribed level of a three-year return on capital employed formula or an average stock price in 2007.

The Committee will continue to review long-term incentives and make recommendations, where it deems appropriate, to the Board of Directors from time to time, to assure that the officers and other key employees are appropriately motivated and rewarded based on the long-term financial success of Aleris.

Chief Executive Officer Compensation

In 2004, the compensation of Steven J. Demetriou, the Chairman and Chief Executive Officer, was determined by the compensation committee of Commonwealth Industries, Inc., but with the approval of the Aleris Audit Committee. The Committee considered the proposed terms outlined by Commonwealth’s compensation committee and considered information provided by an outside consulting firm in approving the employment terms proposed by Commonwealth. In determining Mr. Demetriou’s post-merger non-salary compensation, the Committee considered (i) performance metrics established under the terms of his employment with Commonwealth and those established by the Aleris Board of Directors after the merger transaction, (ii) operating and financial results for 2004 for Commonwealth Industries, Inc. and Aleris International, Inc., and (iii) Mr. Demetriou’s individual performance and contribution relative to those results. Based on that review and assessment, in December 2004 the Committee recommended, and the Board approved, Mr. Demetriou’s annual base salary of $800,000 and awarded Mr. Demetriou a cash bonus of $750,000, 52,500 shares of restricted stock and an option to purchase 262,500 shares of common stock. Of the shares of restricted stock granted to Mr. Demetriou, one-half of the shares were three-year cliff-vesting time-based grants, and the other half were five-year cliff-vesting grants subject to acceleration of vesting if certain performance criteria were satisfied. See “—Long-Term Incentives” above.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a corporation’s tax deduction for compensation paid to its chief executive officer and its named executive officers in excess of $1,000,000 per person.

Performance-based compensation and certain other compensation are not subject to this deduction limitation. Aleris reviews its compensation plans to minimize potential adverse effects of this legislation. The Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation as performance-based. However, the Committee reserves the authority to award non-deductible compensation under circumstances they consider appropriate and has not adopted a policy that all compensation must be deductible.

Summary

As a result of the concepts incorporated into Aleris’ compensation program, the Committee believes that the total compensation program for executive officers is competitive with the compensation programs provided by other corporations with which Aleris competes, and is well-designed to provide opportunities to participants that are consistent with the expectations of the Board of Directors, as well as serve the interests of the stockholders of Aleris.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

John E. Balkcom (Chair)

Paul E. Lego

Larry E. Kittelberger

Hugh G. Robinson

April 15, 2005

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 (the Securities Act) or the Securities Exchange Act of 1934 (the Exchange Act), except to the extent that Aleris specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

The following table provides certain summary information for 2004, 2003 and 2002 concerning compensation paid or accrued by the Company to or on behalf of (i) the individuals who served as our chief executive officers during 2004, (ii) the four most highly-compensated executive officers of the Company (other than the chief executive officer) who were serving as executive officers at December 31, 2004, and (iii) two other individuals who were executive officers of the Company during a portion of 2004 and who would have been included as one of the four most highly compensated executives of the Company but for the fact that they were not executive officers of the Company at December 31, 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year(1)	Salary		Bonus(2)		Other annual Compensation			Restricted Stock Award(s)($)			Securities underlying Options/SARs(#)		All other Compensation(4)
Steven J. Demetriou Chairman of the Board and Chief Executive Officer	2004		$52,308		$750,000		$5,075	(5)		$808,500	(3)	262,500			$1,178

Michael D. Friday Executive Vice President and Chief Financial Officer	2004		$24,519		$250,000		$-0-			$192,500	(3)	62,500			$281

John J. Wasz Executive Vice President and President—Rolled Products	2004		$23,538		$489,600		$111			$192,500	(3)	62,500			$179

Barry K. Hamilton President, U.S. Zinc Corp. (subsidiary)	2004 2003 2002	$ $ $	253,000 245,000 196,261	$ $ $	140,000 30,000 96,456	$ $ $	44 -0- 69,780	(5)	$ $ $	113,750 -0- 70,000	(3)	31,300 -0- 15,000		$ $ $	16,169 7,838 5,168

Robert R. Holian Senior Vice President and Controller	2004 2003 2002	$ $ $	180,000 165,000 155,000	$ $ $	85,280 33,000 69,892	$ $ $	-0- -0- 9,270	(6)	$ $ $	97,020 -0- -0-	(3)	31,300 -0- 15,000		$ $ $	14,814 10,379 16,467

Don V. Ingram Former Chief Executive Officer and President	2004 2003 2002	$ $ $	169,167 560,000 525,000	$ $	-0- 200,000 435,462	$ $ $	61 -0- -0-		$ $ $	656,250 -0- 1,098,002	(3)	-0- -0- 200,000		$ $ $	1,509,097 12,000 41,805	(7)

Richard L. Kerr Former Chief Executive Officer and President	2004 2003 2002	$ $ $	426,933 310,000 300,000	$ $ $	90,000 22,000 178,358	$ $ $	91 -0- 40,073	(6)	$ $	218,750 -0- -0-	(3)	-0- -0- 80,000		$ $ $	2,017,958 12,000 19,018	(7)

Paul V. Dufour Former Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	379,600 315,000 292,000	$ $ $	-0- 87,000 190,657	$ $ $	90 -0- 47,624	(6)	$ $	218,750 600,002 -0-	(3)	-0- -0- 80,000		$ $ $	2,302,785 12,000 18,171	(7)

Joseph M. Byers Former Senior Vice President	2004		$193,000		$80,000		$-0-			$120,120	(3)	39,100	(8)		$18,224

(1)	Information for the year ended December 31, 2004 for each individual named in this table, except for Barry K. Hamilton, Robert R. Holian and Joseph M. Byers, is not for a full calendar year. Information for Mr. Ingram is for January 1 through April 12, 2004, the date of his resignation from Aleris; information for Messrs. Dufour and Kerr is for January 1, 2004 through December 9, 2004, the date of their retirement from Aleris; information for Messrs. Demetriou, Friday and Wasz is from December 9, 2004, the date they became executive officers of Aleris, through December 31, 2004. Mr. Byers became an executive officer of Aleris in 2004 but resigned in March 2005.

(2)	Does not include grants of performance share units. See “—Long-Term Incentive Plans—Awards in 2004” below.

(3)	Represents restricted stock grants or restricted stock unit awards under award agreements or Company equity compensation plans. We are required to use the closing price per share of our common stock (according to the NYSE composite tape) on the date of grant of the restricted stock or restricted stock unit awards shown in the table above ($15.40 on December 15, 2004 for Messrs. Demetriou, Friday, Wasz, Hamilton, Holian and Byers for the grants made on that date, and $9.27 on February 25, 2004 for Mr. Hamilton, Mr. Holian, Mr. Ingram, Mr. Kerr, Mr. Dufour and Mr. Byers for the grants made on that date) for valuation purposes under this column. The restricted stock and restricted stock unit awards that were held by Messrs. Ingram, Kerr and Dufour were forfeited or vested during 2004 in connection with their leaving the Company. Shares of restricted stock cannot be sold or pledged and are subject to forfeiture during their restriction periods. The terms of certain restricted stock awards provide that dividends may be paid on the shares of restricted stock granted. The vesting periods for shares of restricted stock and restricted stock units granted to executive officers are not less than three years from the date of grant. Based on the last reported sales price on the NYSE composite tape on December 31, 2004 of $16.92 per share, Mr. Demetriou’s restricted stock holdings had a value of $888,300; Mr. Friday’s restricted stock holdings had a value of $211,500; Mr. Wasz’s restricted stock holdings had a value of $211,500; Mr. Hamilton’s restricted stock holdings had a value of $309,636; Mr. Holian’s restricted stock holdings had a value of $224,190 and Mr. Byers’ restricted stock holdings had a value of $250,416. See “Compensation Committee Report to Stockholders,” and “—Employment and Separation Arrangements” below.

(4)	Represents compensation paid or accrued pursuant to our defined contribution plans and executive individual and group life and health insurance programs.

Defined Contribution Plans.    We contributed the following amounts to these plans for the accounts of the individuals named in the table above for 2004, 2003 and 2002:

	2004	2003	2002
Steven J. Demetriou	$—	—	—
Michael D. Friday	$—	—	—
John J. Wasz	$—	—	—
Barry K. Hamilton	$15,660	$7,838	$5,168
Robert R. Holian	$14,700	$9,865	$15,670
Don V. Ingram	$8,200	$12,000	$12,438
Richard L. Kerr	$15,887	$12,000	$15,375
Paul V. Dufour	$15,887	$12,000	$16,000
Joseph M. Byers	$15,203	—	—

Executive Life Insurance Programs.    We had previously entered into split-dollar life insurance agreements with certain of the individuals named in the table above to provide them with death benefits in the following amounts: Mr. Ingram—$3,000,000; Messrs. Kerr and Dufour—$1,000,000 each; and Mr. Holian—$350,000. The amounts shown below for 2002 included the entire dollar amount of the term life portion of each insurance premium and included the present value of the interest-free use of the non-term portion of each premium. We ceased making any further payments of insurance premiums on these policies in April 2002.

2002
Don V. Ingram	$29,367
Richard L. Kerr	$3,643
Paul V. Dufour	$2,171

(5)	In the case of Mr. Demetriou, represents fees for financial advisory services in 2004. In the case of Mr. Hamilton, represents reimbursement in 2002 of moving expenses to Mr. Hamilton under the Company’s relocation policy.

(6)	Represents interest forgiven in March 2002 under the terms of our former Executive Option Exercise Loan Program. Each of these loans was repaid in full in accordance with their terms during 2002. See “—Stock Option Grants, Exercises and Holdings—Loan Program” below.

(7)	Amounts include severance payments in 2004 to Messrs. Ingram ($1,500,000), Kerr ($1,950,000) and Dufour ($2,250,000). See “—Stock Option Grants, Exercises and Holdings—Loan Program” below.

(8)	Stock options granted to Mr. Byers in 2004 expired due to the fact that they were non-vested as of the effective date of his departure from the Company on March 31, 2005.

Stock Option Grants, Exercises and Holdings

The following table sets forth information regarding grants of options during 2004 to the individuals named in the summary compensation table above.

OPTIONS GRANTED DURING FISCAL YEAR 2004

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees In Fiscal Year (%)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Terms
					(5%)	(10%)
Steven J. Demetriou	262,500	19.82	15.40	12/15/2014	$2,542,307	$6,442,704
Michael D. Friday	62,500	4.72	15.40	12/15/2014	605,311	1,533,977
John J. Wasz	62,500	4.72	15.40	12/15/2014	605,311	1,533,977
Barry K. Hamilton	31,300	2.36	15.40	12/15/2014	303,140	768,216
Robert R. Holian	31,300	2.36	15.40	12/15/2014	303,140	768,216
Don V. Ingram	-0-	—	—	—	—	—
Richard L. Kerr	-0-	—	—	—	—	—
Paul V. Dufour	-0-	—	—	—	—	—
Joseph M. Byers(1)	39,100	2.95	15.40	12/15/2014	378,683	959,656

(1)	Stock options granted to Mr. Byers in 2004 expired due to the fact that they were non-vested as of the date of his departure from the Company, effective March 31, 2005.

The following table provides information with respect to the individuals named in the summary compensation table above concerning stock options exercised by them during 2004 and their unexercised options held as of the end of fiscal 2004 under our stock option plans:

AGGREGATED OPTION EXERCISES IN 2004 AND DECEMBER 31, 2004 OPTION VALUES

			Exercisable		Unexercisable
Name	Shares acquired on exercise(#)	Value realized(1)	Number of shares underlying unexercised options at 12/31/04(#)	Value of unexercised in-the-money options at 12/31/04($)(2)	Number of shares underlying unexercised options at 12/31/04(#)		Value of unexercised in-the-money options at 12/31/04($)(2)
Steven J. Demetriou	-0-	—	16,300	$135,496	425,500		$1,242,960
Michael D. Friday	-0-	—	-0-		123,625		$468,107
John J. Wasz	-0-	—	108,395	$923,684	144,671		$569,845
Barry K. Hamilton	-0-	—	35,500	$345,601	36,300		$91,176
Robert R. Holian	8,000	$16,200	56,366	$226,310	36,300		$91,176
Don V. Ingram	225,000	$1,143,125	-0-	-0-	-0-		-0-
Richard L. Kerr	30,000	$78,750	150,500	$1,193,515	-0-		-0-
Paul V. Dufour	22,000	$47,910	150,500	$1,193,515	-0-		-0-
Joseph M. Byers	35,000	$346,500	5,000	$43,600	44,100	(3)	$103,032	(3)

(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2)	Value based on the last reported sale price of our common stock on the NYSE composite tape on December 31, 2004 was $16.92 per share.

(3)	Options for 39,100 shares granted to Mr. Byers expired due to the fact that they were non-vested as of the date of his departure from the Company, effective March 31, 2005.

Loan Program.    During 1998, we had extended loans to certain management employees under our Executive Option Exercise Loan Program. This program was designed to facilitate these employees’ ability to exercise their outstanding options and to pay their federal and state taxes realized upon exercise. All loans under the Exercise Loan Program accrued interest at the applicable federal rate (determined under U.S. federal income tax regulations), and all loans were secured by the shares purchased from the proceeds of the loans. During 2002, all loans outstanding under the Exercise Loan Program were repaid in full in accordance with their terms, and the program was terminated.

Long-Term Incentive Plans—Awards in 2004

The following table shows the performance share unit awards granted in the first quarter of 2004 to certain of the individuals named in the summary compensation table above under the Aleris International, Inc. Performance Share Unit Plan.

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price Plan (1)
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Barry K. Hamilton	4,350	January 1, 2004 – December 31, 2006
Robert R. Holian	2,900	January 1, 2004 – December 31, 2006
Don V. Ingram	32,000	January 1, 2004 – December 31, 2006
Richard L. Kerr	10,000	January 1, 2004 – December 31, 2006
Paul V. Dufour	10,000	January 1, 2004 – December 31, 2006
Joseph M. Byers	5,000	January 1, 2004 – December 31, 2006

(1)	During the first quarter of 2004, the Compensation Committee granted performance share unit awards to the individuals shown above in the table. The terms of the Performance Share Unit Plan grant the Compensation Committee the power to administer and interpret the plan’s provisions in connection with determining whether financial targets under the plan have been met. The Committee is specifically authorized to make appropriate adjustments to exclude the effect of extraordinary corporate transactions affecting Aleris, such as acquisitions, divestitures, recapitalizations and reorganizations to the extent that they would affect results under applicable performance goals. Due to the fact that Aleris was engaged in preliminary merger negotiations with Commonwealth at the time the performance share unit awards were granted in 2004, the Compensation Committee did not set performance goals for those awards at that time. The Compensation Committee anticipates setting the performance goals for these awards in 2005.

Based on Aleris’ results of operations for 2002, 2003 and 2004, no accruals for financial accounting purposes have been made for any payout of any awards made under the Performance Share Unit Plan.

Benefit Plans

In connection with the merger, Aleris assumed the Commonwealth Industries, Inc. Cash Balance Plan (the “Pension Plan”), which provides benefits for eligible employees. Former Commonwealth officers and employees continue to participate under this plan. Through December 31, 1997, the Pension Plan was structured as a traditional defined benefit plan. Effective January 1, 1998, the present value of accrued benefits under the Pension Plan was converted to a cash balance formula.

Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based upon a percentage (the “Applicable Percentage”) of the participant’s base salary plus bonus paid in the prior year (“Pensionable Earnings”). The Applicable Percentage is determined by the age of the participant as of the participant’s birthday nearest to January 1 of the Pension Plan year for which benefit credit is applied. The following table shows the Applicable Percentage used to determine credits at the age indicated:

Age	Applicable Percentage
39 and under	3.5%
40 to 49	4.5%
50 to 54	6.0%
55 and older	8.0%

For the 2004 plan year, the applicable ages of Messrs. Demetriou, Friday and Wasz were 46, 53 and 44, respectively. Benefit credits are applied to each participant’s account who accrued 1,000 or more hours of service (as defined in the Pension Plan) for a plan year; however, if a participant experiences a Termination of Employment (as defined in the Pension Plan) for a plan year, the benefit credits would be applied to the account of such participant regardless of whether or not the participant accrues 1,000 hours or more of service during the plan year.

All balances in the accounts earn a fixed annual rate of interest, which is credited quarterly. The interest rate for a particular year is the lesser of the prior year’s average of the three-year U.S. Treasury securities or the rate on the thirty-year U.S. Treasury securities on November 1. In 2004 the interest rate was 2.09%.

At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or as an annuity.

The following table sets forth the estimated annual benefit payable to each of the individuals named in the summary compensation table above who were former Commonwealth employees, as a single life annuity at age 65 under the Pension Plan and includes pensionable earnings for each individual’s prior service with Commonwealth Industries, Inc. The projections contained in the table are based on the following assumptions:

•	Employment until age 65 at base salaries in effect at December 31, 2004 with no increase in salary to the extent the base salary plus annual bonus does not exceed the Omnibus Reconciliation Act of 1993 annual compensation limit, as adjusted with no increase in salary assumed;

•	Interest credits at the actual rates for all years through 2004, and the minimum rate of 4% for 2005 and later years; and

•	The conversion to a straight life annuity at normal retirement age based on an interest rate of 4% for years 2005 and beyond and the 1983 Group Annuity Mortality table setting forth generally accepted life expectancies.

Executive Officer	Total Annual Benefits
Steven J. Demetriou	$29,927
John J. Wasz	$57,828
Michael D. Friday	$19,483

Employment, Severance and Separation Arrangements

Employment Arrangements

Steven J. Demetriou.    Effective upon the closing of the Company’s merger transaction with Commonwealth, Steven J. Demetriou became the Chairman of the Board and Chief Executive Officer of Aleris. Mr. Demetriou receives an annual salary of $800,000, which is subject to annual review by Aleris’ Board of Directors. Mr. Demetriou’s bonus is targeted at 100% of his base salary, but may not exceed 200% of base salary.

The options and restricted stock awards awarded by Commonwealth to Mr. Demetriou were assumed by Aleris in connection with the merger transaction. There was no accelerated vesting of the options and restricted stock awards granted to Mr. Demetriou after June 1, 2004 as a result of the merger transaction; these particular grants will continue to vest under their normal vesting schedule. Performance goals for Mr. Demetriou’s performance-based restricted stock may be re-set or adjusted by Aleris’ Board of Directors.

Michael D. Friday and John J. Wasz.    Effective upon the closing of the merger transaction, Michael D. Friday became the Executive Vice President and Chief Financial Officer of Aleris, and John J. Wasz became Executive Vice President and President of the Rolled Products business of Aleris. Mr. Friday and Mr. Wasz’s annual salaries are currently $375,000 and $360,000, respectively, which are subject to annual review by Aleris’ Board of Directors. Mr. Friday’s target bonus is 75% of his base salary, with a maximum bonus of 150% of his base salary. Mr. Wasz’s target bonus was 100% of his base salary in 2004, and will be 75% of his base salary starting in 2005, with a maximum bonus in each case of 150% of his base salary.

As in the case with Mr. Demetriou, the options and restricted stock awards awarded by Commonwealth to Mr. Friday and Mr. Wasz were assumed by Aleris in connection with the merger, and the options and awards granted to them after June 1, 2004 continued to vest under their normal vesting schedule and did not accelerate as a result of the merger transaction. The performance goals for Mr. Friday’s and Mr. Wasz’s performance-based restricted stock may be re-set or adjusted by Aleris’ Board of Directors.

Robert R. Holian and Joseph M. Byers.    Robert R. Holian and Joseph M. Byers each have employment agreements with Aleris. The effective dates that these agreements were entered into are September 1, 2000 for Mr. Holian and September 1, 2001 for Mr. Byers. Each agreement is for a two-year term, but is automatically renewable for additional consecutive one year terms unless either party provides prior written notice of termination. Each agreement provides for participation in the Company’s incentive plans, performance share unit plan, stock option and other equity benefit plans and other benefit plans made available to senior executives. Mr. Byers’ employment with Aleris terminated effective March 31, 2005.

Severance Agreements

Steven Demetriou, Michael Friday, Sean Stack, Christopher Clegg and John Wasz have each entered into an agreement with Commonwealth that provides that if he is terminated without cause (as defined in his agreement) (or, in the case of Mr. Wasz, following certain relocation requests), in the absence of any future change in control, he will be entitled to severance compensation as follows:

•	a lump sum payment in an amount equal to two times (for Mr. Demetriou) or one-and-one-half times (for Messrs. Friday, Stack, Clegg, and Wasz) the sum of his base pay plus his target bonus; and

•	continued welfare benefits for 24 months (for Mr. Demetriou) or 18 months (for Messrs. Friday, Stack, Clegg and Wasz) following his termination date.

Commonwealth’s obligations under these agreements were assumed by Aleris effective upon the closing of the merger with Commonwealth.

In addition, Messrs. Demetriou, Friday, Stack, Clegg and Wasz have each entered into a change in control severance agreement with Commonwealth that would take effect only on a change in control that occurred after the consummation of the merger transaction with Aleris. Under these agreements, if the individual’s employment is terminated by Aleris during the two year period following any such future change in control for any reason other than for cause, death, disability or certain retirements, or if the officer terminates his employment for good reason (each as defined in his change in control severance agreement), the officer will be entitled to severance compensation as follows:

•

a lump sum payment in an amount equal to three times (for Mr. Demetriou) or two times (for Messrs. Friday, Stack, Clegg and Wasz) the sum of his base salary (at the highest rate in effect for any period within the past twelve months prior to his termination date) plus highest of (1) the target bonus for the fiscal year in which a change in control occurs, (2) the target bonus for the fiscal year in which the termination occurs or (3) the highest bonus earned by him in respect of the three fiscal years prior to the change in control;

•	a lump sum payment of a pro-rata portion of the annual bonus (based on the greater of (1) the target bonus for the fiscal year in which a change in control occurs or (2) the target bonus for the fiscal year in which the termination occurs) and any compensation previously deferred by the officer under a non-qualified plan;

•	continued welfare benefits for 36 months (for Mr. Demetriou) or 24 months (for Messrs. Friday, Stack, Clegg and Wasz) following his termination date; and

•	reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code, and any interest or penalties incurred with respect to such excise tax in an amount such that after payment by the respective officer of all taxes, said officer retains an amount equal to the amount of the excise tax.

Mr. Wasz also has an agreement that would pay him certain benefits in the event his employment is terminated following certain relocation requests. Aleris assumed Commonwealth’s obligations under these agreements effective upon the completion of the merger.

Robert R. Holian’s and Joseph M. Byers’ employment agreements with Aleris contain change in control severance provisions and provisions for post-employment consulting services. Each of these agreements provide that in the event of a “change in control” (as defined in the agreements) of Aleris, if the executive’s employment is terminated (1) by Aleris for any reason other than for cause (as defined in the agreements) or as a result of his death or disability on or after the date which is 90 days prior to the change in control or (2) by the executive for good reason (as defined in the agreements) during a two-year period following the change in control, then the executive will be entitled to severance compensation as follows:

•	payments in an amount equal to two (2) times his “base amount” (as that term is defined under Section 280G under the Internal Revenue Code); and

•	for the lesser of 18 months, or until he obtains comparable coverage through a subsequent employer, welfare benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination.

Separation Agreements

Pursuant to a separation agreement entered into between Mr. Ingram and Aleris, Mr. Ingram resigned and retired effective April 12, 2004 as President, Chief Executive Officer and Chairman of the Board of Aleris, and his employment agreement was terminated as of that date. He also resigned as a director. Under the terms of the separation agreement, Aleris made a cash payment of $1,500,000 to Mr. Ingram and accelerated the vesting of 450,000 shares of restricted stock that Mr. Ingram had previously been granted in connection with his employment agreement. The remaining shares of restricted stock and his restricted stock units were forfeited. Mr. Ingram’s unexercised stock options have expired, and his performance share units will continue to be governed by the applicable post-termination provisions under the terms of the plans and agreements governing his performance share units. Consistent with the terms of his former employment agreement, for the sooner of 36 months or until comparable coverage is obtained from another employer, Mr. Ingram will be entitled to continue to participate under Aleris’ hospitalization, medical, disability and similar benefit plans to the extent participation is permitted; if not permitted, Aleris will provide substantially similar benefits at no greater cost to him over what he would pay if participation were permitted. In addition, Mr. Ingram gave Aleris a general release of all claims.

The separation agreement also contains standstill provisions obligating Mr. Ingram, until May 1, 2005, to vote his shares of common stock in the same proportions as the other Aleris stockholders, not to solicit proxies in opposition to Aleris’ Board of Directors, and not to engage in certain activities that would accumulate his shares with others. These provisions also contain covenants on Mr. Ingram’s part not to acquire or sell Aleris shares of common stock, subject to certain permitted exceptions.

In August 2004, Messrs. Kerr and Dufour decided to retire and on October 1, 2004, they entered into separation agreements with Aleris. These separation agreements were effective upon the completion of the merger of Commonwealth with Aleris on December 9, 2004 and superseded their existing employment agreements.

Under the terms of their separation agreements, Mr. Kerr received $1.7 million and Mr. Dufour received $2.0 million in cash as lump-sum severance payments. In addition, each of them received cash bonuses of $250,000 in recognition of their service to Aleris as senior executives. The aggregate cash payments made to Mr. Kerr and Mr. Dufour upon their termination of employment under their separation agreements totaled approximately $4.2 million.

In addition, Mr. Kerr serves as a consultant to Aleris through December 31, 2005 and is paid $18,000 per month. Mr. Dufour also serves as a consultant to Aleris through June 30, 2005 and is paid $18,000 per month for his services. Vesting of Mr. Kerr’s and Mr. Dufour’s restricted stock, restricted stock units and stock option awards were accelerated upon their retirement in accordance with the terms of Aleris’ existing equity compensation plans and agreements. Under these plans and agreements, when Mr. Dufour and Mr. Kerr retired, they were 100% vested in (i) 240,000 and 90,000 shares, respectively, of their restricted stock, (ii) 25,000 and 50,000 shares of common stock, respectively, under their outstanding restricted stock units, and (iii) stock options to purchase up to 217,500 shares and 192,500 shares of common stock of Aleris at a weighted average exercise price per share of $10.12 and $9.88, respectively. Each of them also are entitled to up to three years of welfare benefits continuation and, in accordance with the terms of their existing arrangements, their split-dollar life insurance policies.

Under their separation agreements, Mr. Kerr and Mr. Dufour are restricted from competing with Aleris for a two-year period, and from disclosing or misusing confidential information of Aleris. Also, following their termination of employment, neither Aleris nor Mr. Kerr or Mr. Dufour may disparage the other party, and for a period of two years, neither Mr. Kerr nor Mr. Dufour may solicit for employment any employees of Aleris. Under Mr. Ingram’s separation agreement, he is subject to similar restrictions for one year following the termination of his employment. In the event that any payments to either Mr. Kerr or Mr. Dufour in connection with their separation are subject to an excise tax under Section 4999 of the Internal Revenue Code, he will be entitled to additional payments so that he remains in the same after-tax economic position he would have been in had the excise tax not been imposed; this provision is substantially identical to that contained in their existing employment agreements.

STOCK PRICE PERFORMANCE GRAPH

The following performance graph compares yearly percentage changes over a five-year period in the cumulative total stockholder returns on the Company’s common stock. These returns are measured by dividing:

(i)	the sum of (A) the cumulative dividends for the measurement period and (B) the difference between the common stock share price at the end and the beginning of the measurement period, by

(ii)	the common stock share price at the beginning of the measurement period.

These returns have been compared in the table below with cumulative total returns (assuming reinvestment of dividends) of (1) The Standard and Poor’s 500 Index, (2) The Standard and Poor’s Small Cap 600 Index (which includes the Company) and (3) an index of peer companies consisting of: Wolverine Tube, Inc., Mueller Industries, Inc., Century Aluminum Company, Brush Engineered Materials Inc., Titanium Metals Corporation, Commercial Metals Company and Lone Star Technologies Inc. Commonwealth in prior years had also been included as a company in this peer companies index; it is not included for purposes of this year’s table due to its acquisition by Aleris during 2004. We will discontinue use of this peer companies index after this year, because we no longer believe that this index is indicative of our business, particularly following the Commonwealth merger transaction. We are not aware of any published industry or line-of-business index applicable to our company, and we do not believe we can reasonably identify an indicative peer group. For these reasons, we expect that after this year we will use The Standard and Poor’s Small Cap 600 Index as the best indicator of stock market performance that is specifically applicable to the Company, since the Company is included in this index and it reflects stock market performance of companies having similar market capitalizations (median market value of included companies of $691 million at April 1, 2005).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ALERIS INTERNATIONAL, INC., THE S & P 500 INDEX,

THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

*	Based on $100 invested on December 31, 1999 in stock or index, including reinvestment of dividends; fiscal year ending December 31.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
ALERIS INTERNATIONAL, INC.	100.00	43.69	58.80	66.85	81.33	139.14
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
S & P SMALLCAP 600	100.00	111.80	119.11	101.69	141.13	173.09
PEER GROUP	100.00	93.66	85.98	64.58	100.08	153.26

The foregoing graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

This Audit Committee Report to Stockholders is not “soliciting material” and is not considered “filed” with the SEC. It is not to be incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

Management is responsible for the Company’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with the Company’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report on those financial statements. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S., and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to monitor these processes and report our findings to the full Board.

In this context, the Audit Committee has met and held discussions, both separately and jointly, with management, the Company’s internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2004 were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements in the Company’s annual report on Form 10-K with management and Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant adjustments, and the clarity of disclosures in the financial statements. Ernst & Young LLP has discussed with the Audit Committee and provided written disclosures to the Committee members on (1) that firm’s independence as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and (2) the matters required to be communicated by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). The Audit Committee met with the Company’s internal auditors to review and discuss plans regarding the scope of work and findings of internal audit reports and activities.

In connection with the Company’s 2004 year-end financial statement closing process, management reported to the Committee two “material weaknesses” (as that term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 2) in the Company’s internal control over financial reporting. The material weaknesses that were identified related to (1) insufficient controls relating to accounting for derivative instruments and (2) certain other insufficient controls that individually would not have constituted a material weakness, but combined constituted a material weakness. These material weaknesses resulted in certain adjustments being recorded during the Company’s 2004 fourth quarter.

During 2004 and the first quarter of 2005, the Company took steps to strengthen its control processes, and further improvements are underway. Management has recently implemented new business processes that include additional levels of review procedures during each quarter, along with additional educational and training programs, in order to ensure greater accountability across the organization. The Audit Committee is receiving periodic progress reports from the director of internal audit of the Company with regards to these new processes being implemented. The Committee has also reviewed the changes in personnel, procedures and practices that have been implemented through the date of this report to improve the control environment, as well as the planned additions of financial, audit and accounting personnel, and believes that these changes are appropriate to improve the control environment.

The implementation of the initiatives described above are among the highest priorities of the Audit Committee. The Board of Directors of the Company, in coordination with the Audit Committee, will continually assess the progress and sufficiency of these initiatives and make adjustments as and when necessary. As of the date of this report, we strongly believe that the plans outlined above, when completed, will improve the control environment and eliminate the weaknesses in the internal controls as described above. Nonetheless, a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues have been detected.

The Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective activities. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s review of the audited consolidated financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

C. Frederick Fetterolf (Chair)

John E. Balkcom

Dale V. Kesler

John E. Merow

April 15, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP has billed us aggregate fees of approximately $4.1 million for professional services rendered for the audit of our financial statements for the year ended December 31, 2004, the audit of our internal control over financial reporting for that year and for the reviews of our quarterly financial statements included in our Form 10-Qs in 2004. Fees for such audit services by Ernst & Young billed in the year ended December 31, 2003 were approximately $0.97 million.

In addition to retaining Ernst &Young to audit our consolidated financial statements for 2004, Aleris retained Ernst & Young to provide certain other auditing and advisory services in 2004. We understand the need for Ernst & Young to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, our Audit Committee has restricted the non-audit services that Ernst & Young may provide to us primarily to tax services and merger and acquisition-related due diligence and audit services, and has determined that we would obtain these non-audit services from Ernst & Young only when the services offered by Ernst & Young are more effective or economical than services available from other service providers.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. Specifically, the Audit Committee has pre-approved the use of Ernst & Young for detailed, specific types of services within the following categories of non-audit services: merger and acquisition and financing transactions due diligence and audit services; tax services; employee benefit plan audits; and reviews and procedures that the company requests Ernst & Young to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the Audit Committee has required management to report the specific engagements to the committee on a quarterly basis.

The aggregate fees billed for professional services by Ernst & Young in 2004 and 2003 for these various services were:

Type of Fees	2004	2003
	($ in thousands)
Audit Fees	$4,081	$968
Audit-Related Fees	191	111
Tax Fees	268	48
All Other Fees	42	0
Total	$4,582	$1,127

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees Aleris paid Ernst & Young for professional services for the audit of Aleris’s consolidated financial statements included in its Annual Report on Form 10-K, the audit of our internal control over financial reporting and the review of our quarterly financial statements included in our Form 10-Qs, as well as for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of Aleris’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Our Audit Committee has adopted restrictions on our employing any Ernst & Young partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The Audit Committee also requires key Ernst & Young partners assigned to our audit to be rotated at least every five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them, including Forms 3, 4 and 5. We believe that all filing requirements applicable to our executive officers, directors and 10% stockholders were complied with during 2004, except that Don V. Ingram, in his capacity as a holder of more than 10% of our outstanding shares of common stock, was not timely in (i) his reporting on a Form 4 filed on October 19, 2004 (as amended by a Form 4/A filed on November 16, 2004), seven stock option exercises and 12 sales of his common stock between July 19 and October 17, 2004, and (ii) his reporting on a Form 4 filed on November 16, 2004 one stock option exercise and five sales of his common stock between October 25 and November 12, 2004.

2006 ANNUAL MEETING

The Board intends to hold our next Annual Meeting of Stockholders on or about May 18, 2006. A Proxy Statement and Notice of this meeting will be mailed to all stockholders approximately one month prior to that date. You may submit proposals, including director nominations, for consideration at future stockholder meetings.

For any stockholder proposal, including director nominations, to be eligible for inclusion in our Proxy Statement for the 2006 Annual Meeting of Stockholders, we must receive your proposal at our headquarters at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 by December 16, 2005. All stockholder proposals of this nature must comply with our bylaws and the Securities and Exchange Commission (SEC) Rule 14a-8 under the Exchange Act.

In addition, in order for a stockholder proposal, including director nominations, to be raised from the floor during next year’s annual meeting, we must receive written notice about that proposal by no later than December 16, 2005 (120 days in advance of April 15, 2006, which will be the first anniversary of the date the Company’s Proxy Statement for the 2005 annual meeting of stockholders was released to stockholders), and the proposal must contain the necessary information required by our bylaws. A copy of our bylaws is available on the “Investor—Corporate Governance” section of our http://www.aleris.com website.

EXPENSES OF SOLICITATION

We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us. Arrangements will be made by us for the forwarding, at our expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals.

OTHER MATTERS

The Board does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

ALERIS INTERNATIONAL, INC.

REVOCABLE PROXY

ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the other side, I (we) appoint Steven J. Demetriou, and Michael D. Friday, and any of them, each with full power of substitution, acting jointly or by any of them, to vote and act with respect to all shares of common stock of the undersigned in Aleris International, Inc., at the Annual Meeting of Stockholders of Aleris International, Inc. (the “Corporation”) to be held on May 19, 2005 and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Corporation’s Board of Directors recommendations provided below and at their discretion on any matters that may properly come before this meeting. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

This proxy card also serves as voting instructions to Prudential Retirement as Trustee of Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewsport, LLC Hourly 401(k) Plan. The Trustee will vote the shares of common stock of Aleris International, Inc. allocated to the undersigned’s account at the Annual Meeting of Stockholders as directed by the undersigned on the reverse side. If you do not return voting instructions, the Trustee will vote your shares as the Board of Directors recommends.

The Board of Directors recommends a vote “FOR” all proposals listed on the reverse side.

Please sign on the reverse side of this card and return promptly to Mellon Investor Services, Proxy Processing, P.O. Box 3510, S. Hackensack, NJ 07606-9210; or if you choose, you can submit your proxy by telephone or through the Internet in accordance with the instructions on the reverse side of this card.

The undersigned acknowledges receipt from Aleris International, Inc. prior to the execution of this proxy card of a Notice of Annual Meeting of Stockholders and a Proxy Statement dated April 15, 2005.

Address Change/Comments	(Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS:				FOR	AGAINST	ABSTAIN

The election of the following nominees to the Board of Directors as Class III Directors, unless otherwise indicated below.			2. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Corporation for 2005.	☐	☐	☐

FOR ☐	AGAINST ☐	Nominees: 01 John E. Grimes 02 Larry E. Kittelberger 03 Hugh G. Robinson	3. In their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUT THE NAME OF ANY SUCH NOMINEE OR NOMINEES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IF YOU ARE SUBMITTING YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL THIS PROXY CARD

Signature:	Date: , 2005 / Signature (if held jointly):	Date: , 2005

Please sign exactly as your name(s) appears on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, or in other representative capacity, please give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time, May 18, 2005,

to be counted in the final tabulation.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ars	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU ARE SUBMITTING YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE,

PLEASE DO NOT MAIL THIS PROXY CARD

To Change Your Vote:

Any subsequent submissions of a proxy by any means will change your prior proxy instructions. For example, if you submitted your proxy by telephone, a subsequent Internet submission will change how your shares will be voted. The last proxy received by 11:59 PM Eastern Daylight Time on May 18, 2005 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.